Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-41690


                              DBS INDUSTRIES, INC.

                              Prospectus Supplement

                    (To Prospectus Dated September 11, 2000)


         You should read this prospectus supplement, previous prospectus supplements and the related prospectus carefully before you invest. These documents contain information you should consider when making your investment decision.

         On July 2, 2001, we issued a drawdown notice to Torneaux Ltd. in connection with the common stock purchase agreement dated June 2, 2000 between us and Torneaux Ltd. The notice offered to sell up to $360,000 of our common stock to Torneaux Ltd. pursuant to that agreement. Torneaux Limited purchased a total of 972,972 shares of our common stock at an average purchase price of $0.37 per share. These purchases resulted in proceeds of $360,000 being paid to us by Torneaux. Additionally, as part of the purchase, Torneaux Ltd. received warrants to purchase up to 486,486 shares of our common stock.

         The attached prospectus relates to the resale of shares acquired by these shareholders pursuant to the stock purchase agreement. Because these shareholders may in their sole discretion sell some or all of these shares, we cannot estimate the actual amount of shares that they will hold after the completion of the offering.

         We expect to use the proceeds of this sale of common stock and upon the exercise of warrants for working capital and other general corporate purposes.

         The table of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect a decrease in the number of shares beneficially owned by selling stockholder Torneaux Ltd. and the addition of three selling stockholders who acquired warrants in an exempt transaction from the selling stockholder below.

         Except as set forth in this prospectus supplement with respect to the decrease in the number of shares beneficially owned by Torneaux Ltd. and the addition of three selling stockholders contained in the table of "Selling Stockholders," there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

                                               Number of                                          Number of Common
                                             Common Shares                 Number of            Shares Beneficially
                                          Beneficially Owned         Common Shares Offered        Owned Following
Name of Stockholder                        Prior to Offering              Hereby (1)              the Offering (1)
                                      # of Shares     % of Class        # of Shares           # of Shares   % of Class
                                      -----------     ----------        -----------           -----------   ----------
Torneaux Ltd.                             -0-             *              4,013,514                -0-           *
MMDS Capital Ltd.                         -0-             *                130,000                -0-           *
David Firestone                           -0-             *                130,135                -0-           *
Joseph Regoli                             -0-             *                226,351                -0-           *

*        Represents less than 1%.

             The date of this prospectus supplement is July 2, 2001.